As filed with the Securities and Exchange Commission on August 7 , 2018

Registration No. 333 -225589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-4148725
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification Number)

512 S. Mangum Street, Suite 408

Durham, NC 27701

(914) 630-7430

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Robert Ladd, President

MGT Capital Investments, Inc.

512 S. Mangum Street, Suite 408

Durham, NC 27701

(914) 630-7430

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Abbe L. Dienstag, Esq.

Kramer, Levin, Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

(212) 715-9280

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (1)
Common Stock, par value $0.001 per share		(2)		(3)		(3)	—
Preferred Stock, par value $0.001 per share		(2)		(3)		(3)	—
Debt Securities		(2)		(3)		(3)	—
Rights		(2)		(3)		(3)	—
Warrants		(2)		(3)		(3)	—
Units		(2)		(3)		(3)	—
Total		(2)			$150,000,000		$18,675

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to Rule 415(a)(6) under the Securities Act, the total amount of the filing fee payable in connection with this Registration Statement is $18,675. The filing fee was previously paid in connection with the filing of the initial registration statement.
(2)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of rights to purchase common stock or preferred stock, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities and such indeterminate number of units consisting of any combination of the securities registered hereunder as shall have an aggregate initial offering price not to exceed $150,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $150,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-3 of MGT Capital Investments, Inc. is solely for the purpose of filing a revised Exhibit 1.1, Amended and Restated At The Market Offering Agreement, dated August 7, 2018. No change is made to the prospectus constituting Part I of the Registration Statement or to any Item of Part II of the Registration Statement other than the refiling of the aforesaid Exhibit.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1	Amended and Restated At-The-Market Offering Agreement between MGT Capital Investments, Inc. and Ascendiant Capital Markets, LLC*
4.1	Form of Indenture**
4.2	Form of Warrant Agreement* **
4.3	Form of Rights Agreement* **
4.4	Form of Unit Agreement* **
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP* **
21.1	Subsidiaries (Incorporated by reference to the Company’s Annual Report on Form 10-K, filed April 2, 2018)
23.1	Consent of RBSM LLP* **
24.1	Power of Attorney authorizing signature (contained on the signature page of the initial Registration Statement)

*	Filed herewith.

**	Previously filed as an exhibit to Form S-3 on June 12, 2018, and incorporated herein by reference.

***	Previously filed as an exhibit to Form S-3 on July 23, 2018, and incorporated herein by reference.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Durham, North Carolina on this 7th day of August , 2018.

MGT CAPITAL INVESTMENTS, INC.

By:	/s/ Robert B. Ladd
(Robert B. Ladd)
President, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Ladd, and Robert S. Lowrey, and each of them, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	August 7 , 2018
(H. Robert Holmes)

*	Director	August 7 , 2018
(Michael Onghai)

/s/ Robert B. Ladd	Director	August 7 , 2018
(Robert B. Ladd)

/s/ Robert S. Lowrey	Chief Financial Officer and Principal	August 7 , 2018
(Robert S. Lowrey)	Accounting Officer

* By:	/s/ Robert B. Ladd
(Robert B. Ladd)
Attorney in Fact

II-2